                              PURCHASE AGREEMENT

     AGREEMENT made the 15 day of August, 1998 between Randolph A. Harrop and Diane M. Harrop, Co-owners, d/b/a R-D Pharmacy a sole proprietorship ("Seller"), and HORIZON Pharmacies, Inc., a Delaware Corporation ("Buyer").

                             W I T N E S S E T H

     WHEREAS, Seller operates a retail pharmacy and DME operation doing business as R-D Pharmacy (the Drug Store") located at 206 Center Street, Douglas, Wyoming 82633 (the "Retail Location").

     WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase certain assets utilized in connection with and as part of Seller's operation of the Drug Store upon the terms and conditions stated herein:

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby the acknowledged, the parties agree as follows:

1.   SALE OF ASSETS.

     1.1 ASSETS TO BE PURCHASED. Seller hereby agrees to convey, transfer, assign, and deliver to Buyer on a going concern basis, and Buyer hereby agrees to purchase from Seller all of Seller's assets located at or used in connection with Seller's operation of the Drug Store including but not limited to:

           A. MARKETABLE INVENTORY. All marketable pharmaceutical and retail inventory of Seller held for retail sale by the Drug Store; and

           B. PRESCRIPTION FILES AND PATIENT PROFILES. All prescription files, patient profiles and customer list, telephone numbers.

           C. FURNITURE, FIXTURES AND EQUIPMENT. Supplies and all furniture, fixtures, equipment described in Exhibit "A" attached hereto and made a part hereof, including but not limited to computers, peripherals, cash registers, refrigerators, typewriters, microfiche, fax machines, sound system, alarm system, telephone equipment, shelving, counters, bottles, vials, ointment jars and other usable supplies.

           D. COPYRIGHTS, TRADE NAMES, AND TRADEMARKS. All copyrights, trade names and trademarks associated with the Pharmacy Location(s) including, but not limited to R-D Pharmacy and all variations thereof.

     1.2. ASSETS NOT PURCHASED BY BUYER. Unless otherwise agreed by the parties in writing, Buyer shall not purchase the following: (i) consigned merchandise; (ii) merchandise held in layaway; (iii) merchandise which is damaged, shopworn, faded (including faded labels) or subject to visible deterioration; (iv) merchandise which, in Buyer's reasonable opinion, is unsalable because it is obsolete, its expiration date has expired or it has been discontinued by the manufacturer; (v) seasonal merchandise; or (vi) prescription merchandise expiring within 30 days or prescription merchandise or over-the-counter drugs which are (a) in a partially filled container with a date which will expire within 90 days of the closing date; or
           (b) in a full, sealed container with a date which is expired; (vii) all third party insurance receivables for services rendered on or before Closing Date, (viii) all individual charge account receivable for services rendered on or before Closing Date.


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BUYER'S INITIAL                                                SELLER'S INITIAL

     1.3 TELEPHONE NUMBERS. Seller agrees to use all reasonable efforts and take all action necessary to assure that all telephone numbers used at the Drug Store shall be transferred without interruption to Buyer.

2.   PURCHASE PRICE.

     2.1 COMPUTATION. The purchase price to be paid by the Buyer for the Drug Stores Assets shall be computed as follows: (i) $375,000.00 for prescription files, patient profiles, furniture, fixtures, equipment, goodwill, and non-compete agreement; plus (ii) the discounted fair market value of all inventory constituting a part of the Drug Store Assets determined in accordance with Section 2.6, below

     2.2 ALLOCATION. The total purchase price described in Section 2.1, above, shall be allocated as set forth in Exhibit "B" attached hereto and made a part hereof.

     2.3 PAYMENT OF THE PURCHASE PRICE. Buyer shall cause the purchase price to be paid to Seller as follows:

           (a) $200,000.00 on the Closing Date by certified or cashier's check (less the Earnest Money Deposit as such term is defined in Section 2.4, below);

           (b) Shares of Buyer's common stock, par value $ .01 per share (the "HORIZON Common Stock"), equivalent to $100,000.00 based upon the average closing price for the HORIZON common stock as reported in the Wall Street Journal for the ten (10) business days immediately preceding the Closing Date, as such term is defined in Section 7.1, below; and.

           (c) The balance in a negotiable promissory note in the form attached in Exhibit "C" attached hereto secured by the inventory of the Drug Store in an amount sufficient to cover the then outstanding principal plus accrued interest due thereon;

           (d) Buyer shall deduct from the purchase price payable at Closing an amount equal to the sum of (i) Seller's pro rata share of personal property taxes as described in Section 2.5.2, below, and (ii) one half of the fee charged by the third party inventory service.

     2.4 EARNEST MONEY DEPOSIT. Buyer herewith deposits with Converse County Bank, Douglas, Wyoming (the "Escrow Agent"), the sum of $0 (the "Earnest Money Deposit"), which sum shall be applied to the cash portion of the purchase price at Closing. In the event Seller fails to perform each and every covenant and condition required hereunder, Buyer may terminate this Agreement by giving Seller written notice and Seller shall return the Earnest Money to Buyer within three (3) days of Seller's receipt of such notice. In the event Buyer fails to perform each and every obligation hereunder, Seller may terminate this Agreement and retain the Earnest Money as liquidated damages. The remedies provided in this Section shall be the exclusive remedies for a breach of this Section.

     2.5   TAXES.

           2.5.1 SALES, USE, AND TRANSFER TAXES. Buyer shall pay any and all sales, use, and transfer taxes arising out of the sale of the Drug Store Assets pursuant to this Agreement.

           2.5.2 PERSONAL PROPERTY TAXES. Seller shall pay all personal property taxes attributable to the Drug Store Assets for the period up to and including the Closing Date, and Buyer shall pay all personal property taxes attributable to the Drug Store Assets for the period following the Closing Date. The parties shall, using last year's tax returns, estimate as of the Closing Date the personal property taxes anticipated to be owed on the Drug Store Assets for the current calendar year, and Seller's pro rata portion


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BUYER'S INITIAL                                                SELLER'S INITIAL
                    of such estimated taxes shall be withheld by Buyer from the purchase price described in Section 2.3, above.

     2.6 INVENTORY EVALUATION. A physical inventory of the Drug Store Assets shall be performed on the Closing Date by an independent third party inventory service. Each party shall pay one-half of the fee charged by the service company, with Seller's pro rata share of such costs to be deducted from the purchase price payable by Buyer at Closing. For purposes of calculating that portion of the purchase price attributed to inventory under Section 2, above, the marketable inventory shall be valued as follows, except as otherwise provided herein:

           MARKETABLE INVENTORY                   METHOD OF VALUATION
           --------------------                   -------------------
           Prescription inventory                 Actual acquisition cost
                                                  (except if acquisition cost is
                                                  not available then AWP less
                                                  16%)

           Non-Prescription inventory             Acquisition cost

     In the event Seller is unable to establish the acquisition cost of any non-prescription inventory, the following formula shall be applied in valuing such inventory.

           CATEGORY OF MERCHANDISE                METHOD OF VALUATION
           -----------------------                -------------------
           HBA                                    Retail price less 25%
           OTC                                    Retail price less 25%
           Gifts                                  Retail price less 50%
           Cards                                  Retail price less 50%
           Cosmetics                              Retail price less 40%
           Watches/Cameras                        Retail price less 50%
           Fragrances                             Retail price less 25%
           Candy (box)                            Retail price less 40%
           Candy (loose)                          Retail price less 30%
           Jewelry                                Retail price less 50%
           Miscellaneous                          Retail price less 50%
           Seasonal Merchandise                   Retail price less 50%
           Books                                  Retail price less 40%
           Audiotapes                             Retail price less 45%

3.   REPRESENTATIONS AND WARRANTIES.

     3.1.  The Seller does hereby represent and warrant to Buyer as follows:

           3.1.1 ORGANIZATION. Seller is a sole proprietorship and is entitled to own and lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is conducted.

           3.1.2    TITLE TO PROPERTIES.   The Seller has good and marketable
                    title to all of the Drug Store assets, free and clear of all mortgages, liens, encumbrances, pledges, or security interests of any nature whatsoever, except for secured debts, if any, listed on Exhibit "D" attached hereto which shall be satisfied and released at or prior to closing.

           3.1.3 BOOKS AND RECORDS. Seller's books and records which have been provided to Buyer for inspection are true, correct and complete, and contain no material omission with respect to Seller's business, operation or status.


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BUYER'S INITIAL                                                SELLER'S INITIAL

           3.1.4 STATEMENTS NOT MISLEADING. No representation, warranty or other information disclosed to Buyer in connection with this Agreement omits or will omit to state the material facts necessary to make such representation, warranty or information not misleading.

           3.1.5 COMPLIANCE WITH APPLICABLE LAWS. Seller has received no notice of violation of any applicable law, regulation or requirement relating to the operation of the Drug Store, the Drug Store Assets or the Retail Location, and Seller has no knowledge of or reason to believe any such violation exists. Seller is in full compliance with all wages and hour laws, and to the best of its knowledge is not engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against Seller is filed or threatened to be filed with or by the National Labor Relation Board, the Equal Employment Opportunity Commission or any other administrative agency, Federal or state, that regulates labor or employment practices, nor is any grievances filed or threatened to be filed against Seller by any employee pursuant to any collect bargaining or other employment agreement to which Seller is a party. To the Seller's best knowledge it is in compliance with all applicable Federal and state laws and regulations regarding occupational safety and health standards and has received no material complaints from any Federal or state agency or regulatory body alleging violations of any such laws and regulations.

           3.1.6 CONTRACTS. Seller is not party to any contract, understanding or commitment whether in the ordinary course of business or not, relating to Seller's operation of the Drug Store which extends beyond the Closing Date except leases covering copier, postage machine, surveillance system, and consulting contract with Memorial Hospital of Converse County and consulting agreement with Michael Manor Living Centers of America.

           3.1.7 EMPLOYMENT CONTRACTS. Seller is not a party to any oral or written contract of employment between Seller and any officer or other employee, and the employment of each of Seller's officers and all the Drug Store's employees is terminable at will without any penalty or severance obligation of any kind.

           3.1.8 LITIGATION. Seller is not a party to and has no knowledge of any suit, action, proceeding, investigation, claim, complaint or accusation pending or threatened against or affecting Seller or the Drug Store Assets, in any court or before any arbitration panel of any kind or before or by any Federal, state, local, foreign or other government agency, department, commission, board, bureau, instrumentality or body, and to the best knowledge and belief of Seller, there is no basis for any such suit, action, litigation, proceeding, investigation, claim, complaint or accusation. There is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitration panel or government body against or affecting Seller, Drug Store, the Drug Store Assets or the Retail Location except, Sellers are currently participating in the following causes of action as members of the class of Plaintiffs, and shall retain any and all interest, including but not limited to all costs of litigation and all proceeds of any order or settlement: 1) Brand Name Prescription Drugs Anti-Trust Litigation (MDL-997) and 2) American Booksellers Association negotiations and suit against publishers and wholesalers.

           3.1.9 EMPLOYEE BENEFITS. All sums due for employee compensation and benefits and all vacation time owing to any employees of Seller have been duly and adequately accrued and reflected in the accounting records of Seller. Seller shall be responsible for all employee benefits, including but not limited to payment for accrued vacation, to the Closing Date. To the Seller's best knowledge, all


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BUYER'S INITIAL                                                SELLER'S INITIAL
                    employees of Seller are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

           3.1.10   TAXES.

                    (a) Seller has filed all required Federal, state, local, foreign and other tax returns, notices and reports (including, but not limited to, income, property, sales, use, franchise, capital, stock, excise, added value, employee's income withholding, social security and unemployment tax returns) heretofore due; and to Seller's best knowledge all such returns, notices, and reports are correct, accurate, and complete.
                    (b) Seller has made all deposits required to be made in connection with any tax including but not limited to, estimated income, franchise, sales, use, and employee withholding taxes.
                    (c) Seller has paid or made adequate reserves on its books of account for all taxes, assessments, fees, penalties, interest and other governmental charges which have become due and payable, and the amounts reflected on such books are to Seller's best knowledge sufficient for the payment of all unpaid Federal, state, local, foreign, and other taxes, fees, and assessment and all interest and penalties thereon with respect to the periods then added and or all periods prior thereto.

           3.1.11 INVESTMENT PURPOSE. Seller is acquiring the HORIZON Common Stock for investment, and not with a view to the sale or distribution thereof. Seller understands and acknowledges that the transfer of the HORIZON Stock issuable hereunder will be restricted and that Seller may not sell or otherwise dispose of such shares unless and until a registration statement under the Security Act of 1933, as amended (the "Securities Act"), is in effect with respect thereto and Seller has fully complied with the Securities Act and all applicable regulations thereunder, or Seller has received an opinion from Buyer's counsel that the contemplated sale or other disposition of the HORIZON Common Stock will not require registration under the Security Act.

           3.1.12 INSURANCE. All inventories, buildings and fixed assets owned or leased by Seller are and will be adequately insured against fire to the Closing Date, valid policies therefor are and will be outstanding and in force, and the premiums will be paid before the Closing Date.

           3.1.13 NO CHANGES. Until the Closing Date, Seller will not, except with Buyer's prior written consent: (i) conduct its business except in the regular and ordinary course; (ii) increase the amount of compensation currently being paid to employee or agent, or make any bonus arrangement with any employee or agent; (iii) enter into any transaction other than in the ordinary course of business; or (iv) pay out assets being sold to Buyer any debt, obligation or liability which Buyer has not agreed to assume under the terms of this Agreement.

     3.2   Buyer does hereby represent and warrant to Seller as follows:

           3.2.1 ORGANIZATION. Buyer is a corporation duly organized and existing in good standing under the laws of Delaware, and is entitled to own or lease properties and carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted.


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BUYER'S INITIAL                                                SELLER'S INITIAL

           3.2.2 COMMON STOCK. Buyer has authorized 14,000,000 shares of HORIZON Common Stock of which approximately 5,400,000 shares are currently issued and outstanding, and 1,000,000 share of preferred stock, par value $0.01 per share, none of which are currently issued and outstanding.

4.   CONDITIONS TO CLOSING.

     4.1 BUYER'S CONDITIONS TO CLOSING. All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (unless waived in writing by Buyer).

           4.1.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true and complete at the Closing Date as if they were made at such time.

           4.1.2 COMPLIANCE. Seller shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

           4.1.3 CONSENTS. All necessary consents to the transfer of the Drug Store Assets have been obtained from vendors and other third party, if any.

           4.1.4 NO CASUALTY. The Drug Store's business and property shall not have been adversely affected in any material way as a result of any strike, lock-out, accident or other casualty or act of God of the public enemy, or any judicial, administrative or governmental proceeding.

           4.1.5 LEASE OF RETAIL LOCATION. Buyer shall have executed a lease covering the Retail Locations in Douglas, Wyoming.

           4.1.6 LICENSE TO OPERATE RETAIL PHARMACY. Buyer shall have obtained a valid license to operate a retail pharmacy under the HORIZON Pharmacies, Inc. name in the state of Wyoming.

     4.2 SELLER'S CONDITIONS TO CLOSING. All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (unless waived in writing by Seller).

           4.2.1 REPRESENTATIONS. The representations and warranties of Buyer contained in this Agreement shall be true and complete at the Closing Date as if they were made at such time.

           4.2.2 COMPLIANCE. Buyer shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

5. LIABILITIES NOT ASSUMED BY BUYER. The parties expressly agree and acknowledge that Buyer shall not, by virtue of this Agreement, the consummation of the transactions contemplated herein or otherwise, assume any liabilities or obligations of Seller or any liabilities or obligations constituting a charge, lien, encumbrance or security interest upon the Drug Store Assets, regardless of whether such liabilities or obligations are absolute or contingent, liquidated or unliquidated or otherwise.


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BUYER'S INITIAL                                                SELLER'S INITIAL

6.   INDEMNIFICATION.

     6.1 SELLER'S INDEMNIFICATION OF BUYER. Seller and Randolph Harrop shall indemnify and hold harmless Buyer against and in respect of any and all liabilities concerning or otherwise connected to the conduct or operation of the Drug Store as of or prior to the Closing Date, and with the exception of liabilities expressly assumed by Buyer, all liabilities and obligations of the Seller, of every kind and description, regardless of whether such liabilities or obligations are absolute or contingent, liquidated or unliquidated, accrued or otherwise, and regardless of how and when the same may have arisen, which are asserted against Buyer as a result of this Agreement or the consummation of the transactions contemplated herein.

     6.2 BUYER'S INDEMNIFICATION OF SELLER. Buyer shall indemnify and hold harmless Seller against and in respect of any and all liabilities concerning or otherwise connected to the conduct or operation of the Drug Store following the Closing Date.

7.   CLOSING.

     7.1 CLOSING DATE. The closing shall take place at the Retail Location on or before August 15, 1998 (the "Closing Date") but in no event later than August 29, 1998 unless otherwise agreed by the parties in writing.

     7.2 SELLER'S OBLIGATIONS AT CLOSING. Seller shall deliver to Buyer at closing of this Agreement a Bill of Sale effective to vest in Buyer good and marketable title to the Drug Store Assets, free and clear of all mortgages, security interest, liens, encumbrances, pledges and hypothecation of every nature and description and all other instruments and documents that are necessary or appropriate to the sale and delivery of the Drug Store Assets.

     7.3 BUYER'S OBLIGATIONS AT CLOSING. Buyer shall deliver to Seller at closing: (i) a certified or cashier's check for the cash portion of the purchase price provided for in Section 2.3; (ii) the Note and Security Agreement provided for in Section 2.3; and (iii) evidence of the shares of Common Stock provided for in Section 2.3.

8.   MISCELLANEOUS.

     8.1 SURVIVAL OF REPRESENTATION, WARRANTIES AND INDEMNIFICATIONS. All of the representations, warranties and indemnifications of the parties set forth in this Agreement shall survive the Closing hereof.

     8.2 RISK OF LOSS. The risk of loss of damages of Drug Store Assets shall be upon Seller until the Closing hereof.

     8.3 COVENANT NOT TO COMPETE. Except as otherwise herein, Randolph Harrop shall not, for a period of six (6) years after the Closing Date, directly or indirectly own an equity interest in, operate, manage or assist any person or entity other than Buyer in operating or managing, any business which includes a retail pharmacy, nursing home or home health care company, or which offers for sale or lease durable medical equipment within the city limits of Douglas, Wyoming. The parties expressly agree that Randolph Harrop may serve no more than one (1) day per week as a relief pharmacist at retail pharmacies not owned or operated by Buyer in Douglas, Wyoming. The parties acknowledge that the territorial and time limitations contained in the paragraph are reasonable and properly required for the adequate protection of the business to be conducted by Buyer with the assets and properties to be transferred hereunder and can not be changed except by written permission of Buyer.


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BUYER'S INITIAL                                                SELLER'S INITIAL

     8.4 RIGHT TO ENJOIN BREACH. The parties agree that in the event of a breach by Seller or Buyer of any provision of this paragraph, monetary damages alone would be inadequate and Seller or Buyer shall, in addition to all other legal remedies, be entitled to obtain an order enjoining the defaulting party from violating the covenants set forth herein.

     8.5 ACCESS TO RECORDS. Seller shall give Buyer, its counsel, accountants and representatives, reasonable access during normal business hours to all of Seller's books, contracts, commitments and records and furnish Buyer with all information which Buyer reasonably may request to conduct a financial audit of the last two
           (2) fiscal years and unaudited financial data up to Closing Date at Buyer's expense. The Buyer's audit will be conducted after the Closing Date.

     8.6 GOVERNING LAW. This agreement shall be governed and construed in accordance with the laws of the state of Wyoming.

     8.7 ENTIRE AGREEMENT; MODIFICATION. This agreement contains the entire agreement between the parties, and no representations, warranties or promises, unless contained herein, shall be binding upon the parties hereto, their successors and assigns. This Agreement may not be amended or terminated except by an instrument executed by both parties.

     8.8 ASSIGNMENT. This agreement may not be assigned by Buyer without written consent of Seller, which consent will not be unreasonably withheld.

     8.9 DEFAULT. If either party hereto should default under the terms of this contract, the non-defaulting party shall be entitled to pursue any remedy available, at law or in equity. The prevailing party in any such action for default between the parties shall be entitled to a reasonable attorney's fees and costs incurred in enforcing the provisions hereof. In the alternative, if the Seller is not the defaulting party, Seller may hold and retain the earnest money paid by Buyer, as liquidated damages.

     8.10  TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

BUYER:                        HORIZON Pharmacies, Inc.

Witness:
-----------------------       -------------------------------------------------
                              Robert Mueller, Vice-President

SELLER:                       R-D Pharmacy

Witness:
-----------------------       -------------------------------------------------
                              Randolph A.Harrop, Co-Owner, d/b/a R-D Pharmacy


                              -------------------------------------------------
                              Diane M. Harrop, Co-Owner, d/b/a R-D Pharmacy



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BUYER'S INITIAL                                                SELLER'S INITIAL